Exhibit 99.1 News Release

Contacts:

Jerri Fuller Dickseski (Media)
jerri.dickseski@hii-co.com
757-380-2341

Dwayne Blake (Investors)
dwayne.blake@hii-co.com
757-380-2104
Huntington Ingalls Industries Reports Second Quarter 2019 Results

•	Revenues were $2.2 billion in the quarter

•	Operating margin was 8.0%

•	Diluted earnings per share was $3.07

NEWPORT NEWS, Va. (Aug. 1, 2019) - Huntington Ingalls Industries (NYSE:HII) reported second quarter 2019 revenues of $2.2 billion, up 8.3% from the second quarter of 2018. The increase was driven primarily by growth at HII’s Technical Solutions division from recent acquisitions and higher volume at HII’s Newport News Shipbuilding division.
Operating income in the quarter was $175 million and operating margin was 8.0%, compared to $257 million and 12.7%, respectively, in the second quarter of 2018. The decreases in operating income and operating margin were mainly the result of lower segment operating income, as well as an unfavorable change in the operating FAS/CAS adjustment compared to the prior year.

Diluted earnings per share in the quarter was $3.07, compared to $5.40 in the same period of 2018. The decrease was predominantly due to lower operating income, an unfavorable change in the non-operating retirement benefit and a higher effective income tax rate compared to the prior year.

Second quarter cash from operations was negative $44 million and free cash flow1 was negative $135 million, compared to positive $239 million and positive $154 million, respectively, in the second quarter of 2018.

New contract awards in the quarter were approximately $900 million, bringing total backlog to approximately $39.4 billion as of June 30.

“We are very pleased with the revenue growth achieved in the first half of the year,” said Mike Petters, HII’s president and CEO. “We remain confident we will achieve program milestones in the second half of the year that set the foundation for achieving our targeted shipbuilding margins in 2020.”

1 Non-GAAP measure. See Exhibit B for definition and reconciliation.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Results of Operations

	Three Months Ended				Six Months Ended
	June 30				June 30
(in millions, except per share amounts)	2019	2018	$ Change	% Change	2019	2018	$ Change	% Change
Sales and service revenues	$2,188	$2,020	$168	8.3%	$4,268	$3,894	$374	9.6%
Operating income	175	257	(82)	(31.9)%	336	448	(112)	(25.0)%
Operating margin %	8.0%	12.7%		(472) bps	7.9%	11.5%		(363) bps
Segment operating income[1]	138	181	(43)	(23.8)%	267	298	(31)	(10.4)%
Segment operating margin %[1]	6.3%	9.0%		(265) bps	6.3%	7.7%		(140) bps
Net earnings	128	239	(111)	(46.4)%	246	395	(149)	(37.7)%
Diluted earnings per share	$3.07	$5.40	$(2.33)	(43.1)%	$5.91	$8.86	$(2.95)	(33.3)%

Weighted-average diluted shares outstanding	41.7	44.3			41.6	44.6

[1] Non-GAAP measures that exclude non-segment factors affecting operating income. See Exhibit B for definitions and reconciliations.

Segment Operating Results
Ingalls Shipbuilding

	Three Months Ended				Six Months Ended
	June 30				June 30
($ in millions)	2019	2018	$ Change	% Change	2019	2018	$ Change	% Change
Revenues	$622	$629	$(7)	(1.1)%	$1,206	$1,214	$(8)	(0.7)%
Segment operating income[1]	69	83	(14)	(16.9)%	115	147	(32)	(21.8)%
Segment operating margin %[1]	11.1%	13.2%		(210) bps	9.5%	12.1%		(257) bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.

Ingalls Shipbuilding revenues for the second quarter were $622 million, a decrease of $7 million from the same period in 2018, primarily driven by lower revenues in the Legend-class National Security Cutter (NSC) program and amphibious assault ships. Revenues on the NSC program decreased due to lower volumes on Stone (NSC 9), Kimball (NSC 7) and Midgett (NSC 8), partially offset by higher volumes on NSC 11 (unnamed) and NSC 10 (unnamed). Amphibious assault ship revenues decreased as a result of lower volumes on Tripoli (LHA 7) and Fort Lauderdale (LPD 28), partially offset by higher volumes on Bougainville (LHA 8), LPD 30 (unnamed) and Richard M. McCool Jr. (LPD 29). Surface combatant revenues remained constant due to higher volumes on USS Fitzgerald (DDG 62) repair and restoration, Jack H. Lucas (DDG 125) and Jeremiah Denton (DDG 129), offset by lower volumes on Delbert D. Black (DDG 119), Paul Ignatius (DDG 117) and Frank E. Petersen Jr. (DDG 121).

Ingalls Shipbuilding segment operating income for the second quarter was $69 million, a decrease of $14 million from the same period last year. Segment operating margin in the quarter was 11.1%, compared to 13.2% in the same period last year. The decreases were primarily due to lower risk retirement on the LPD program, as well as recoveries related to a settlement agreement in 2018, partially offset by higher risk retirement on the NSC program.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Key Ingalls Shipbuilding milestones for the quarter:

•	Completed acceptance trials and delivery of National Security Cutter Midgett (NSC 8)

•	Authenticated the keel of amphibious transport dock Richard M. McCool Jr. (LPD 29)

•	Awarded contract with potential value of $932 million for planning yard services in support of in-service littoral combat ships (LCS)

Newport News Shipbuilding

	Three Months Ended				Six Months Ended
	June 30				June 30
($ in millions)	2019	2018	$ Change	% Change	2019	2018	$ Change	% Change
Revenues	$1,267	$1,183	$84	7.1%	$2,532	$2,265	$267	11.8%
Segment operating income[1]	70	91	(21)	(23.1)%	148	142	6	4.2%
Segment operating margin %[1]	5.5%	7.7%		(217) bps	5.8%	6.3%		(42) bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.
Newport News Shipbuilding revenues for the second quarter were $1.3 billion, an increase of $84 million, or 7.1%, from the same period in 2018, primarily driven by higher revenues in aircraft carriers and naval nuclear support services, partially offset by lower revenues in submarines. Aircraft carrier revenues increased primarily as a result of higher volumes on the advance planning contract for Enterprise (CVN 80) and the advance planning contract for the refueling and complex overhaul (RCOH) of USS John C. Stennis (CVN 74), partially offset by lower volumes on John F. Kennedy (CVN 79) and the RCOH of USS George Washington (CVN 73). Naval nuclear support services revenues increased primarily as a result of higher volumes in submarine support, facility maintenance and carrier fleet support services. Submarine revenues related to the Virginia-class submarine (VCS) program decreased due to lower volumes on Block III and Block IV boats, partially offset by higher volumes on Block V boats.

Newport News Shipbuilding segment operating income for the second quarter was $70 million, a decrease of $21 million from the same period last year. Segment operating margin was 5.5% for the quarter, compared to 7.7% in the same period last year. These decreases were primarily due to lower performance on the VCS program.

Key Newport News Shipbuilding milestones for the quarter:

•	Achieved approximately 94% structural completion on the aircraft carrier John F. Kennedy (CVN 79)

•	Achieved approximately 55% completion on the RCOH of USS George Washington (CVN 73)

•	Awarded advanced procurement contract modification for Virginia-class Block V submarines

•	Began advanced construction and completed the first cut of steel for the Columbia-class submarine program

Technical Solutions

	Three Months Ended				Six Months Ended
	June 30				June 30
($ in millions)	2019	2018	$ Change	% Change	2019	2018	$ Change	% Change
Revenues	$336	$243	$93	38.3%	$593	$476	117	24.6%
Segment operating income (loss)[1]	(1)	7	$(8)	(114.3)%	4	9	(5)	(55.6)%
Segment operating margin %[1]	(0.3)%	2.9%		(318) bps	0.7%	1.9%		(122) bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Technical Solutions revenues for the second quarter were $336 million, an increase of $93 million, or 38.3%, from the same period in 2018, primarily due to higher mission driven innovative solutions revenues following the acquisitions of G2 and Fulcrum IT Services (“Fulcrum”), as well as higher oil and gas, fleet support and nuclear and environmental revenues.

Technical Solutions segment operating loss for the second quarter was $1 million, compared to operating income of $7 million in the second quarter of 2018. The decrease was primarily due to lower performance in fleet support services due to a $12 million forward loss on a contract, partially offset by higher equity income from our nuclear and environmental joint ventures.

Key Technical Solutions milestones for the quarter:

•	Book-to-bill of 1.3 achieved in the quarter, driven by strong awards in mission driven innovative solutions and oil and gas

About Huntington Ingalls Industries
Huntington Ingalls Industries is America’s largest military shipbuilding company and a provider of professional services to partners in government and industry. For more than a century, HII’s Newport News and Ingalls shipbuilding divisions in Virginia and Mississippi have built more ships in more ship classes than any other U.S. naval shipbuilder. HII’s Technical Solutions division provides a wide range of professional services through its Fleet Support, Mission Driven Innovative Solutions, Nuclear & Environmental, and Oil & Gas groups. Headquartered in Newport News, Virginia, HII employs more than 41,000 people operating both domestically and internationally. For more information, please visit www.huntingtoningalls.com.

Conference Call Information
Huntington Ingalls Industries will webcast its earnings conference call at 9 a.m. ET today. A live audio broadcast of the conference call and supplemental presentation will be available on the investor relations page of the company’s website: www.huntingtoningalls.com. A telephone replay of the conference call will be available from noon today through Thursday, Aug. 8 by calling toll-free (855) 859-2056 or (404) 537-3406 and using conference ID 2617739.
Forward-Looking Statements
Statements in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed in these statements. Factors that may cause such differences include: changes in government and customer priorities and requirements (including government budgetary constraints, shifts in defense spending, and changes in customer short-range and long-range plans); our ability to estimate our future contract costs and perform our contracts effectively; changes in procurement processes and government regulations and our ability to comply with such requirements; our ability to deliver our products and services at an affordable life cycle cost and compete within our markets; natural and environmental disasters and political instability; our ability to execute our strategic plan, including with respect to share repurchases, dividends, capital expenditures and strategic acquisitions; adverse economic conditions in the United States and globally; changes in key estimates and assumptions regarding our pension and retiree health care costs; security threats, including cyber security threats, and related disruptions; and other risk factors discussed in our filings with the U.S. Securities and Exchange Commission. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business, and we undertake no obligation to update any forward-looking statements. You should not place undue reliance on any forward-looking statements that we may make. This release also contains non-GAAP financial measures and includes a GAAP reconciliation of these financial measures. Non-GAAP financial measures should not be construed as being more important than comparable GAAP measures.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Exhibit A: Financial Statements

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended June 30		Six Months Ended June 30
(in millions, except per share amounts)	2019	2018	2019	2018
Sales and service revenues
Product sales	$1,520	$1,499	$3,010	$2,869
Service revenues	668	521	1,258	1,025
Sales and service revenues	2,188	2,020	4,268	3,894
Cost of sales and service revenues
Cost of product sales	1,250	1,147	2,508	2,210
Cost of service revenues	584	421	1,078	853
Income from operating investments, net	5	2	9	4
Other income and gains	—	12	—	14
General and administrative expenses	184	209	355	401
Operating income	175	257	336	448
Other income (expense)
Interest expense	(18)	(15)	(34)	(30)
Non-operating retirement benefit	2	19	5	37
Other, net	5	1	6	2
Earnings before income taxes	164	262	313	457
Federal and foreign income taxes	36	23	67	62
Net earnings	$128	$239	$246	$395

Basic earnings per share	$3.07	$5.41	$5.91	$8.88
Weighted-average common shares outstanding	41.7	44.2	41.6	44.5

Diluted earnings per share	$3.07	$5.40	$5.91	$8.86
Weighted-average diluted shares outstanding	41.7	44.3	41.6	44.6

Dividends declared per share	$0.86	$0.72	$1.72	$1.44

Net earnings from above	$128	$239	$246	$395
Other comprehensive income
Change in unamortized benefit plan costs	24	21	49	41
Other	—	(2)	—	(2)
Tax expense for items of other comprehensive income	(6)	(6)	(12)	(11)
Other comprehensive income, net of tax	18	13	37	28
Comprehensive income	$146	$252	$283	$423

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions)	June 30 2019	December 31 2018
Assets
Current Assets
Cash and cash equivalents	$29	$240
Accounts receivable, net of allowance for doubtful accounts of $7 million as of 2019 and $9 million as of 2018	564	252
Contract assets	1,259	1,003
Inventoried costs, net	126	128
Prepaid expenses and other current assets	145	122
Total current assets	2,123	1,745
Property, plant, and equipment, net of accumulated depreciation of $1,896 million as of 2019 and $1,829 million as of 2018	2,626	2,517
Operating lease assets	216	—
Goodwill	1,403	1,263
Other intangible assets, net of accumulated amortization of $587 million as of 2019 and $564 million as of 2018	518	492
Deferred tax assets	120	163
Miscellaneous other assets	224	203
Total assets	$7,230	$6,383
Liabilities and Stockholders' Equity
Current Liabilities
Trade accounts payable	$616	$562
Accrued employees’ compensation	283	248
Current portion of postretirement plan liabilities	131	131
Current portion of workers’ compensation liabilities	227	225
Contract liabilities	338	331
Other current liabilities	307	332
Total current liabilities	1,902	1,829
Long-term debt	1,698	1,283
Pension plan liabilities	763	764
Other postretirement plan liabilities	346	348
Workers’ compensation liabilities	459	454
Long-term operating lease liabilities	179	—
Other long-term liabilities	255	189
Total liabilities	5,602	4,867
Commitments and Contingencies
Stockholders’ Equity
Common stock, $0.01 par value; 150 million shares authorized; 53.2 million shares issued and 41.4 million shares outstanding as of June 30, 2019, and 53.1 million shares issued and 41.9 million shares outstanding as of December 31, 2018	1	1
Additional paid-in capital	1,943	1,954
Retained earnings	2,783	2,609
Treasury stock	(1,848)	(1,760)
Accumulated other comprehensive loss	(1,251)	(1,288)
Total stockholders’ equity	1,628	1,516
Total liabilities and stockholders’ equity	$7,230	$6,383

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30
($ in millions)	2019	2018
Operating Activities
Net earnings	$246	$395
Adjustments to reconcile to net cash provided by (used in) operating activities
Depreciation	83	85
Amortization of purchased intangibles	23	18
Amortization of debt issuance costs	1	2
Provision for doubtful accounts	(2)	—
Stock-based compensation	12	15
Deferred income taxes	30	11
Change in
Accounts receivable	(301)	72
Contract assets	(238)	(320)
Inventoried costs	(1)	9
Prepaid expenses and other assets	(43)	(17)
Accounts payable and accruals	107	142
Retiree benefits	46	(56)
Other non-cash transactions, net	4	3
Net cash provided by (used in) operating activities	(33)	359
Investing Activities
Capital expenditures
Capital expenditure additions	(234)	(177)
Grant proceeds for capital expenditures	69	19
Acquisitions of businesses, net of cash received	(196)	—
Investment in affiliates	—	(10)
Proceeds from disposition of assets	—	3
Net cash used in investing activities	(361)	(165)
Financing Activities
Proceeds from revolving credit facility borrowings	3,286	—
Repayment of revolving credit facility borrowings	(2,872)	—
Dividends paid	(72)	(64)
Repurchases of common stock	(136)	(408)
Employee taxes on certain share-based payment arrangements	(23)	(25)
Net cash provided by (used in) financing activities	183	(497)
Change in cash and cash equivalents	(211)	(303)
Cash and cash equivalents, beginning of period	240	701
Cash and cash equivalents, end of period	$29	$398
Supplemental Cash Flow Disclosure
Cash paid for income taxes	$89	$21
Cash paid for interest	$35	$31
Non-Cash Investing and Financing Activities
Capital expenditures accrued in accounts payable	$9	$7
Accrued repurchases of common stock	$—	$7

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Exhibit B: Non-GAAP Measures Definitions & Reconciliations

We make reference to “segment operating income,” “segment operating margin” and “free cash flow.”

We internally manage our operations by reference to “segment operating income” and “segment operating margin,” which are not recognized measures under GAAP. When analyzing our operating performance, investors should use segment operating income and segment operating margin in addition to, and not as alternatives for, operating income and operating margin or any other performance measure presented in accordance with GAAP. They are measures that we use to evaluate our core operating performance. We believe that segment operating income and segment operating margin reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. We believe these measures are used by investors and are a useful indicator to measure our performance. Because not all companies use identical calculations, our presentation of segment operating income and segment operating margin may not be comparable to similarly titled measures of other companies.

Free cash flow is not a measure recognized under GAAP. Free cash flow has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP.
We believe free cash flow is an important measure for our investors because it provides them insight into our current and period-to-period performance and our ability to generate cash from continuing operations. We also use free cash flow as a key operating metric in assessing the performance of our business and as a key performance measure in evaluating management performance and determining incentive compensation. Free cash flow may not be comparable to similarly titled measures of other companies.

Segment operating income is defined as operating income for the relevant segment(s) before the Operating FAS/CAS Adjustment and non-current state income taxes.

Segment operating margin is defined as segment operating income as a percent of sales and service revenues.

Free cash flow is defined as net cash provided by (used in) operating activities less capital expenditures net of related grant proceeds.

FAS/CAS Adjustment is defined as the difference between expenses for pension and other postretirement benefits determined in accordance with GAAP (FAS) and the expenses determined in accordance with U.S. Cost Accounting Standards (CAS).

Operating FAS/CAS Adjustment is defined as the difference between the service cost component of our pension and other postretirement expense determined in accordance with GAAP (FAS) and our pension and other postretirement expense under U.S. Cost Accounting Standards (CAS).

Non-current state income taxes are defined as deferred state income taxes, which reflect the change in deferred state tax assets and liabilities and the tax expense or benefit associated with changes in state uncertain tax positions in the relevant period. These amounts are recorded within operating income. Current period state income tax expense is charged to contract costs and included in cost of sales and service revenues in segment operating income.

We present financial measures adjusted for the Operating FAS/CAS Adjustment and non-current state income taxes to reflect the company’s performance based upon the pension costs and state tax expense charged to our contracts under CAS. We use these adjusted measures as internal measures of operating performance and for performance-based compensation decisions.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Reconciliation of Segment Operating Income and Segment Operating Margin

	Three Months Ended		Six Months Ended
	June 30		June 30
($ in millions)	2019	2018	2019	2018
Ingalls revenues	$622	$629	$1,206	$1,214
Newport News revenues	1,267	1,183	2,532	2,265
Technical Solutions revenues	336	243	593	476
Intersegment eliminations	(37)	(35)	(63)	(61)
Sales and Service Revenues	2,188	2,020	4,268	3,894

Operating Income	175	257	336	448
Operating FAS/CAS Adjustment	(37)	(73)	(71)	(145)
Non-current state income taxes	—	(3)	2	(5)
Segment Operating Income	138	181	267	298
As a percentage of sales and service revenues	6.3%	9.0%	6.3%	7.7%
Ingalls operating income	69	83	115	147
As a percentage of Ingalls revenues	11.1%	13.2%	9.5%	12.1%
Newport News operating income	70	91	148	142
As a percentage of Newport News revenues	5.5%	7.7%	5.8%	6.3%
Technical Solutions operating income (loss)	(1)	7	4	9
As a percentage of Technical Solutions revenues	(0.3)%	2.9%	0.7%	1.9%

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Reconciliation of Free Cash Flow

	Three Months Ended		Six Months Ended
	June 30		June 30
($ in millions)	2019	2018	2019	2018
Net cash provided by (used in) operating activities	(44)	239	(33)	359
Less capital expenditures:
Capital expenditure additions	(124)	(102)	(234)	(177)
Grant proceeds for capital expenditures	33	17	69	19
Free cash flow	(135)	154	(198)	201

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com